As filed with the Securities and Exchange Commission on October 28, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMPCO TECHNOLOGIES, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1039211
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16804 Gridley Place

Cerritos, California 90703

(562) 860-6666

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert M. Stemmler

President and Chief Executive Officer

16804 Gridley Place

Cerritos, California 90703

(562) 860-6666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Marcus J. Williams

Davis Wright Tremaine LLP

2600 Century Square

1501 Fourth Avenue

Seattle, Washington 98101-3150

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, Par Value $0.001	$60,000,000	$7,602

(1)	Estimated solely for the purpose of computing the amount of the registration fee, in accordance with rule 457(o) of Regulation C promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (the “Commission”) becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

LOGO OF IMPCO TECHNOLOGIES, INC.

$60,000,000 of Common Stock

This prospectus relates to the offer and sale of shares of our common stock sufficient to raise a minimum of $60,000,000 in aggregate net proceeds to the company. The securities may be sold from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at prices otherwise negotiated.

Our common stock is traded on the NASDAQ National Market under the symbol “IMCO.” On October 26, 2004, the reported last sale price of our common stock on the NASDAQ National Market was $5.84 per share.

Our business and an investment in our common stock involve significant risks. See “ Risk Factors” beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 28, 2004.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Commission using the Commission’s shelf-registration rules. Under the shelf-registration rules, using this prospectus, and, if required, one or more prospectus supplements, we may sell from time to time, in one or more offerings, shares of our common stock sufficient to raise a minimum of $60,000,000 in aggregate net proceeds to the company. A prospectus supplement may add, update, or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information” before making an investment decision.

Market information in this prospectus and the incorporated documents is based generally on company estimates and not third party sources.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts, but rather are plans and predictions based on current expectations, estimates, and projections about our industry, our beliefs, and assumptions. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” and variations of these words and similar expressions to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to various risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. These risks and uncertainties include those described under the heading “Risk Factors” and elsewhere in this prospectus and in the documents incorporated herein by reference. You should not place undue reliance on these forward-looking statements, which reflect the company’s view only as of the date of this prospectus.

OUR COMPANY

We design, manufacture, and supply products and systems that control the pressure and flow of gaseous fuels for use in internal combustion engines. Our products also include internal combustion engines, which have our gaseous fuel control products incorporated in them. Our products and systems enable internal combustion engines to operate on gaseous fuels, including natural gas or propane. Our products improve efficiency, enhance power output, and reduce harmful emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. Additionally, we have extensive engineering, design, and systems integration experience with our customers’ requirements for product performance, durability, and physical configuration. Based on more than 45 years of technology development and expertise in producing cost-effective, safe, and durable fuel technology systems, we believe we are positioned to provide enabling products and technologies in the rapidly expanding alternative fuel industry.

Our customers use our components and systems on engines ranging from one to 4,000 horsepower. We provide gaseous fuel components, systems, and certified gaseous fueled engines to the transportation market and the industrial market, which includes the material handling and stationary and portable power generation markets.

A number of original equipment manufacturers, or OEMs, in the transportation, industrial, and power generation industries, who are our customers, are developing power systems fueled by clean burning gaseous fuels, which decrease fuel costs, lessen dependency on crude oil, and reduce harmful emissions from internal combustion engines. We offer the following products, kits, and systems to these customers:

•	fuel delivery – pressure regulators, fuel injectors, flow control valves, and other components and systems designed to control the pressure, flow, and/or metering of gaseous fuels;

•	electronic controls – solid-state components and proprietary software that monitor and optimize fuel pressure and flow to meet manufacturers’ engine requirements;

•	gaseous fueled internal combustion engines – engines manufactured by OEMs that are integrated with our fuel delivery and electronic control system; and

•	systems integration – services to integrate the gaseous fuel storage, fuel delivery, and/or electronic control components and subsystems to meet OEM and aftermarket requirements.

We have been producing and selling gaseous fuel delivery systems and products for over 45 years. We sell these systems and components directly to end users, OEMs, and to the aftermarket through more than 400 distributors and dealers worldwide.

We are incorporated in Delaware, and our common stock is traded on The NASDAQ National Market under the symbol “IMCO.” Our executive offices are located at 16804 Gridley Place, Cerritos, California 90703. Our telephone number is (562) 860-6666. Our website is www.impco.ws. The information on our website does not constitute part of this prospectus.

RISK FACTORS

Our business, results of operations, and financial condition may be adversely affected by any one or more of the risks set forth below. You should carefully consider these risks before making an investment decision. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, results of operations, and financial condition. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We have substantial debt that we may be unable to service.

We are highly leveraged and have significant debt service obligations. As of June 30, 2004, we had aggregate outstanding indebtedness of $38.8 million and total stockholders’ equity of $58.0 million. In July 2003, we completed a financing that included the establishment of a new $12.0 million revolving credit facility and the issuance of a senior subordinated secured note in the amount of $20.0 million.

Our substantial debt could have important consequences, including the following:

•	we will be required to use a substantial portion of our cash flow from operations to pay interest on our debt, thereby reducing our ability to fund working capital, capital expenditures, strategic acquisitions, investments and alliances, and other general corporate requirements;

•	our substantial leverage may increase our vulnerability to general economic downturns and adverse competitive and industry conditions and may place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations may limit our flexibility to plan for, or react to, changes in our business and the industry in which we operate;

•	our level of debt may make it difficult for us to raise additional financing on satisfactory terms; and

•	if we were unable to comply with the financial and other restrictive covenants in our debt instruments, any such failure could, if not cured or waived, have a material adverse effect on our ability to fulfill our obligations and on our business or prospects generally, including the possibility that our lenders might foreclose on our assets.

The terms of our debt may severely limit our ability to plan for or respond to changes in our business.

Our debt agreements contain a number of restrictive covenants that impose significant operating and financial restrictions on the company. Among other things, these restrictions limit our ability to:

•	incur liens or make negative pledges on our assets;

•	merge, consolidate, or sell our assets;

•	incur additional debt;

•	pay dividends or redeem capital stock and prepay other debt;

•	make investments and acquisitions;

•	make capital expenditures; or

•	amend our debt instruments and certain other material agreements.

Our debt also requires us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants would result in events of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make a required repayment or refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our business could be adversely impacted.

The NASDAQ Stock Market may take the position that we should have obtained shareholder approval for certain issuances of our outstanding securities, and if they were to take and prevail in that position, we could be subject to sanctions or delisting by The NASDAQ Stock Market.

Under applicable NASDAQ rules, a company with securities listed on the NASDAQ Stock Market must obtain shareholder approval before issuing securities if such issuance is not a public offering and involves the sale of 20% or more of the issuer’s outstanding common stock at a price less than the greater of book or market value. Since January 2002, we have issued shares of our common stock or securities convertible into or exercisable for our common stock in five separate transactions representing a total of 7,114,470 shares (excluding shares issued in connection with employee stock option, employee benefit plans, and similar arrangements). Some of these shares were issued or are issuable at a price that represents a discount to the market price of our common stock on the date of issuance. If the sale of common stock to the purchasing stockholders were aggregated or integrated with one or more other transactions, or if two or more other transactions were to be integrated with one another, some of these combinations exceeded 20% of our outstanding common stock and thus would have required shareholder approval. Although not free from doubt, we believe that the sale of common stock to the purchasing stockholders should not be aggregated or integrated with any other transaction, and we believe that no series of other transactions would be integrated in a manner that would result in our being required to have obtained shareholder approval. We have not obtained any formal guidance from NASDAQ as to this matter. If NASDAQ were to determine that one or more of these transactions required shareholder approval, NASDAQ could halt trading of our common stock and initiate delisting of our common stock from The NASDAQ National Market. A delisting from NASDAQ, if it were to occur, could materially impair the liquidity of our securities and could adversely affect the trading price of our common stock.

We recently have experienced, and in the near term we will continue to experience, significant cash outflows that may limit our ability to grow and may materially and adversely impact our prospective revenues and liquidity.

Until recently, we have experienced operating losses and net cash outflows. At June 30, 2004, our cash and cash equivalents totaled approximately $5.4 million and our working capital was $23.2 million. We have experienced significant cash outflows in connection with our purchase of a 50% equity interest in BRC, S.r.l. and, due to our higher levels of debt, will have higher interest expense in the future. Our current cash position and upcoming cash obligations, especially if combined with stagnant or declining revenues, may force us to take steps such as personnel reductions or curtailment of growth as a means to manage our liquidity. Such measures could have an adverse impact on research and development activities, our production capacity, or other aspects of our business that might have a material adverse impact on results of operations. In some instances, these impacts may last beyond the term of the immediate cash shortfall.

Prevailing economic conditions and international dissension may disproportionately affect our business.

Because we depend on sales to developing nations, the effects of the instability in the Middle East, as well as weaknesses in the U.S. and global economies, may cause our customers to delay orders and may result in interruptions in shipments to some customers or from some suppliers, or may have other effects that may decrease our revenues or increase our costs. These situations, whether alone or in combination with one ore more risk factors discussed in this prospectus, may affect our business materially and adversely.

Our spin-off of our Quantum subsidiary is subject to tax risks for us and our stockholders, including restrictions on our or Quantum’s issuance of equity securities in order to maintain the tax-free status of the spin-off.

At the time of our spin-off of Quantum on July 23, 2002, we received an opinion of Morrison & Foerster LLP to the effect that the spin-off was tax-free to our stockholders for federal income tax purposes. The opinion of Morrison & Foerster LLP is not binding on the Internal Revenue Service and we can offer no assurance that the Internal Revenue Service or the courts will agree with their opinion. The opinion was also subject to specific assumptions and the accuracy and completeness of specific factual representations and statements made by us and Quantum, and we are subject to certain limitations on changes in our capital structure following the Quantum transaction. If these assumptions, representations, or statements are incorrect or incomplete in any material respect, the conclusions set forth in the opinion may not be correct. Similarly, we can provide no assurances that our issuance of stock to BRC’s stockholders or in various post-spin-off equity issuances will not adversely impact the tax-free character of the Quantum spin-off.

Even if the spin-off is tax-free to our stockholders, it will be taxable to us if Section 355(e) of the Internal Revenue Code applies to the spin-off. Section 355(e) of the Internal Revenue Code will apply if

50% or more of our stock or Quantum stock, by vote or value, is acquired by one or more persons, other than our historic stockholders who receive Quantum common stock in the spin-off, acting pursuant to a plan or a series of related transactions that includes the spin-off. We cannot provide you any assurance that Section 355(e) of the Internal Revenue Code will not apply to the spin-off. Risk of the applicability of Section 355(e) of the Internal Revenue Code may also discourage, delay, or prevent a merger, change of control, or other strategic or capital raising transactions involving our outstanding equity or issuance of new equity.

The growth of the alternative fuel market will have a significant impact on our business.

Our future success depends on the continued global expansion of the alternative fuel industry. Major growth of the alternative fuel international motor vehicle markets is significantly dependent on international politics, governmental policies, and restrictions related to the management of business. In the United States, alternative fuels such as natural gas and propane currently cannot be readily obtained by consumers for motor vehicle use and only a small percentage of U.S. motor vehicles manufactured in 2003 were equipped to use alternative fuels. We do not expect this trend to improve in the United States in the foreseeable future. However, the U.S. industrial market for gaseous fueled applications is expanding rapidly as a result of the January 1, 2004 EPA emission requirements for off-highway vehicles. We cannot assure you that the global market for gaseous alternative fueled engines will expand broadly or, if it does, that it will result in increased sales of our advanced fuel system products. In addition, we have designed many of our products for alternative fuel vehicles powered by internal combustion engines, but not for alternative power sources, such as electricity or alternate forms of power. If the major growth in the alternative fuel market relates solely to those power sources, our revenues may not increase and may decline.

We face risks associated with marketing, distributing, and servicing our products internationally.

We currently operate in Australia, Central America, China, Europe, Egypt, India, Japan, Mexico, and South America, and market our products and technologies in other international markets, including both industrialized and developing countries. Our international operations are subject to various risks common to international activities, such as the following:

•	exposure to currency fluctuations;

•	potential difficulties in enforcing contractual obligations and intellectual property rights;

•	complying with a wide variety of laws and regulations, including product certification, environmental, and import and export laws;

•	political instability; and

•	difficulties collecting international accounts receivable.

Users of gaseous fuel vehicles may not be able to obtain fuel conveniently and affordably, which may adversely affect the demand for our products.

Vehicles and equipment powered by gaseous alternative fuels currently run primarily on natural gas or propane. The construction of a distribution system to deliver natural gas and propane will require significant investment by third parties. An adequate fuel distribution infrastructure may not be built. We are relying on third parties, most of which are committed to the existing gasoline infrastructure, to build this infrastructure. If these parties build a fuel distribution infrastructure, the fuel delivered through it, both due to the cost of the delivery system and the cost of the fuel itself, may have a higher price than users are willing to pay. If users cannot obtain fuel conveniently or affordably, a mass market for vehicles and equipment powered by gaseous alternative fuels is unlikely to develop.

Our ability to attract customers and sell products successfully in the alternative fuel industry also depends significantly on the current price differential between liquid fuels, such as petroleum and gasoline, and gaseous fuels, such as propane and natural gas. This price differential may not always exist. Should this differential narrow or disappear, it could adversely affect the demand for our products. The demand for our products could also be affected by the imposition of an excise tax on the production, sale, or distribution of gaseous fuels, which would be expected to reduce the economic advantage of alternative fuels.

We currently face and will continue to face significant competition, which could result in a decrease in our revenue.

We currently compete with companies that manufacture products to convert liquid-fueled internal combustion engines to gaseous fuels. Increases in the market for alternative fuel vehicles may cause automobile or engine manufacturers to develop and produce their own fuel conversion or fuel management equipment rather than purchasing the equipment from suppliers such as us. In addition, greater acceptance of alternative fuel engines may result in new competitors. Should any of these events occur, the total potential demand for our products could be adversely affected and cause us to lose existing business.

Our business may be subject to product liability claims, which could be expensive and could divert management’s attention.

As a supplier, we face an inherent exposure to product liability claims if our products (or the equipment into which our products are incorporated) malfunction in a way that results or is alleged to have resulted in personal injury or death. We may be named in product liability actions even if there is no evidence that our systems or components caused a loss. Product liability claims could result in significant losses from defense costs or damages awards. The sale of systems and components for the transportation industry entails a high risk of these claims. In addition, we may be required to participate in a recall involving these systems if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Each of these actions would likely harm our reputation and lead to substantial expense. We cannot assure you that our product liability insurance will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our reputation and business.

Our products may become subject to future certification requirements or other regulations, which may impair our ability to market our products.

We must obtain product certification from governmental agencies in the U.S. and abroad, such as the Environmental Protection Agency and the California Air Resources Board, to sell certain products. A significant portion of our future sales will depend upon sales of fuel management products that are certified to meet existing and future air quality and energy standards. We cannot assure you that our products will continue to meet these standards. The failure to comply with these certification requirements could result in the recall of our products, civil penalties, or criminal penalties.

Any new government regulation that affects our advanced fuel technologies, whether at the foreign, federal, state, or local level, including any regulations relating to installation and servicing of these systems, may increase our costs and the price of our systems. As a result, these regulations may have a negative impact on our revenues and profitability and thereby harm our business, prospects, results of operations, or financial condition.

New technologies could render our existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of our products or make our products obsolete. Our inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to increasingly stringent emission standards and performance requirements, and achieve market acceptance in a timely manner could negatively impact our competitive position. New product development or modification is costly; involves significant research, development, time and expense; and may not necessarily result in the successful commercialization of any new products.

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.

We rely on patent, trademark, and copyright law, trade secret protection, and confidentiality and other agreements with our employees, customers, partners, and others to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application and, despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization.

We do not know whether any patents will be issued from our patent applications, whether the reissue examination will be in our favor, or whether the scope of our issued patents is sufficiently broad to protect our technologies or processes. Moreover, patent applications and issued patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. For instance, it may be difficult for us to enforce certain of our intellectual property rights against third parties who may have inappropriately acquired interests in our intellectual property rights by filing unauthorized trademark applications in foreign countries to register the marks that we use because of their familiarity with our worldwide operations.

As part of our confidentiality procedures, we generally have entered into non-disclosure agreements with our employees, consultants, and corporate partners and we have attempted to control access to and distribution of our technologies, documentation, and other proprietary information. We plan to continue these procedures. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies. The steps we have taken and that we may take in the future may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

We cannot assure you that we will be successful in protecting our proprietary rights. Any infringement on any of our intellectual rights could have an adverse effect on our ability to develop and sell successfully commercially competitive systems and components.

If third parties claim that our products infringe upon their intellectual property rights, we may be forced to expend significant financial resources and management time and our operating results would suffer.

Third parties may claim that our products and systems infringe upon third-party patents and other intellectual property rights. Identifying third-party patent rights can be particularly difficult, especially since patent applications are not published until 18 months after their filing dates. In the event a competitor were to challenge our patents, or assert that our products or processes infringe its patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive products, pay substantial damages, or even be forced to cease our operations. Third-party infringement claims, regardless of their outcome, would not only drain our financial resources but also divert the time and effort of our management and could result in our customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

We depend on third-party suppliers for the supply of key materials and components for our products.

We have established relationships with third-party suppliers that provide materials and components for our products. A supplier’s failure to supply materials or components in a timely manner or to supply materials and components that meet our quality, quantity, or cost requirements, combined with a delay in our ability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, would harm our ability to manufacture our products or would significantly increase our production costs, either of which would negatively impact our results of operations and business. Adverse currency fluctuations may hinder our ability to economically procure key materials and services from overseas vendors and suppliers.

Potential fluctuations in our financial results could cause our stock price to decline.

Our revenue and operating results are subject to annual and quarterly fluctuations as a result of a variety of factors, including the following:

•	budget cycles and funding arrangements of governmental agencies;

•	purchasing cycles of fleet operators and other customers;

•	the uncertainty of timing of deliveries of vehicles and other equipment on which our products are installed;

•	the timing of implementation of government regulations promoting the use of our products; and

•	general economic factors.

It is possible that our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock might be materially and adversely affected.

We could lose or fail to attract the personnel necessary to run our business.

Our success depends in large part on our ability to attract and retain key management, engineering, scientific, manufacturing, and operating personnel. We lost some of our executive management in the Quantum spin-off, and it will take time for us to hire or train replacement personnel. Recruiting personnel for the industries in which we operate is highly competitive, and the failure to attract or retain qualified personnel could have a material adverse effect on our business.

Our business could be harmed if we fail to meet OEM specifications.

We offer integrated alternative fuel systems, which include tanks, brackets, electronics, software, and other components required to allow these products to operate in alternative fuel applications. Customers for these systems require that these products meet strict OEM standards. Our compliance with these requirements has resulted in increased development, manufacturing, warranty and administrative costs. A significant increase in these costs could adversely affect our profitability. If we fail to meet OEM specifications on a timely basis, our relationships with OEMs may be harmed.

We may be subject to increased warranty claims.

In response to consumer demand, OEM, vehicle, and industrial equipment manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products, thus requiring their suppliers, such as us, to provide correspondingly longer product warranties. Due to the longer warranty periods, we could incur substantially greater warranty claims in the future.

We may experience unionized labor disputes at OEM facilities.

As we become more dependent on vehicle conversion programs with OEMs, we will become increasingly dependent on OEM production and the associated labor forces at OEM sites. Labor unions represent most of the labor forces at OEM facilities. In the past, labor disputes have occurred at OEM facilities, which adversely impacted our direct OEM product sales. Such labor disputes are likely to occur in the future and, if so, will negatively impact our product sales and profitability.

Changes in environmental policies could hurt the market for our products.

The market for alternative fuel vehicles and equipment, and the demand for our products are driven, to a significant degree, by local, state, and federal regulations in the United States that relate to air quality and require the purchase of motor vehicles and off-highway equipment operating on alternative fuels. Similarly, foreign governmental regulations also affect our international business. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning their interest in alternative fueled powered vehicles. In addition, a failure by authorities to enforce current domestic and foreign laws, or to adopt additional environmental laws could reduce the demand for our products.

Although many governments have identified as a significant priority the development of alternative energy sources, we cannot assure you that governments will not change their priorities or that any change they make would not materially adversely affect our revenue or the development of our products.

We may be subject to litigation if our stock price is volatile.

Our common stock has experienced and may experience in the future, price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including the following:

•	failure to meet our product development and commercialization milestones;

•	decreased demand for our common stock;

•	failure of our revenue and operating results to meet the expectations of securities analysts or investors in any quarter;

•	downward revisions in securities analysts’ estimates or changes in general market conditions;

•	technological innovations by competitors or in competing technologies;

•	investor perception of our industry or our prospects; or

•	general technology or economic or regulatory trends.

In the past, companies that have experienced declines in the market price of their stock have been the subject of securities class action litigation. We may become involved in a securities class action litigation in the future. Litigation of this type often results in substantial costs and a diversion of management’s attention and resources, which could harm our business, prospects, results of operations, or financial condition.

Provisions of Delaware law and of our charter and bylaws may it more difficult to take over our company, a fact that may reduce our stock price.

Provisions in our certificate of incorporation and bylaws and in the Delaware corporation law may make it difficult and expensive for a third party to pursue a tender offer, change in control, or takeover attempt that our management and Board of Directors oppose. Public stockholders that might desire to participate in one of these transactions may not have an opportunity to do so. We also have a staggered Board of Directors, which makes it difficult for stockholders to change the composition of the Board of Directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and Board of Directors.

We have a stockholder protection rights agreement that provides for a dividend of one right for each outstanding share of our common stock. Upon the occurrence of some events, including a person or entity’s acquisition of 15% or more of our common stock, each right will entitle the holder to purchase, at an exercise price of $45 per right, common stock with a market value equal to twice the exercise price, which could cause substantial dilution. The rights agreement may have the effect of deterring, delaying, or preventing a change in control that might otherwise be in the best interests of our stockholders.

Future sales of our common stock could adversely affect our stock price.

Substantial sales of our common stock, including shares issued upon exercise of our outstanding options and warrants, in the public market or the perception by the market that these sales could occur, could lower our stock price or make it difficult for us to raise additional equity. As of September 30, 2004, we had 18,658,112 shares of common stock outstanding of which 41,464 are held in trust as treasury stock. Of these shares, 17,231,522 shares are currently freely tradable and 1,385,127 shares, which otherwise are freely tradable, are subject to a lockup agreement that restricts their resale until certain dates in 2005 and 2006. The following table presents the relevant expiration dates and the number of shares as to which the lockup agreement expires:

Date	Number of Shares Available for Sale
February 1, 2005	460,601
August 1, 2005	460,601
February 1, 2006	463,925

As of September 30, 2004 up to 795,000 shares were issuable upon the exercise of warrants outstanding as of that date, all of which will be freely tradable upon exercise thereof. Furthermore, as of September 30, 2004, up to 3,443,533 shares are issuable upon the exercise of options of which 1,091,259 are vested. Subject to applicable vesting and registration requirements, upon exercise of these options the underlying shares may be resold into the public market. In the case of outstanding options and warrants that have exercise prices less than the market price of our common stock from time to time, investors would experience dilution. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price of our common stock or our ability to raise capital by offering equity securities.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $60,000,000. $15,000,000 of these proceeds will be used to satisfy obligations incurred pursuant to that certain Equity Interest Purchase Agreement (the “Purchase Agreement”), by and between the company, Mariano Costamagna and Pier Antonio Costamagna, B.R.C. S.r.l., and MTM S.r.l., described in our Current Report on Form 8-K filed on October 25, 2004 and incorporated herein by reference. Of this $15,000,000, approximately $10 million will be paid in cash to Mariano and Pier Costamagna. The remaining $5 million will be used for fees and expenses associated with the Purchase Agreement, and to satisfy certain of our debt obligations pursuant to the Purchase Agreement.

Unless otherwise described in a prospectus supplement, we intend to use the remainder of the net proceeds from the sale of the offered securities for general corporate purposes, which may include, but are not limited to, payment of outstanding debt obligations, working capital, ongoing research and development activities, and capital expenditures. Pending any specific utilization, the proceeds from the sale of the offered securities may be invested in a manner designed to ensure levels of liquidity which correspond to our current and foreseeable cash needs. Such investments may include, but not be limited to, short-term investments, including government bonds, or other interest-bearing investments.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods. The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions, and other items constituting underwriters’ compensation;

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any arrangement whereby the underwriter has the right to designate or nominate a member or members of our board of directors.

The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market, or (d) through the writing of options.

The distribution of offered securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to the market prices, or at negotiated prices.

Sale through Underwriters or Dealers.

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. We may grant underwriters an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. The underwriters may change, from time to time, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making without notice at any time. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents.

We may sell the securities directly, and not through underwriters or agents. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Exchange Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Delayed Delivery Contracts.

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information.

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus. Information contained in this prospectus and information that we file with the Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes any previously filed information.

We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed. We incorporate by reference the documents listed below, and any amendments thereto.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, and June 30, 2004;

•	Our Current Reports on Form 8-K filed on January 16, 2004, May 5, 2004, July 16, 2004, August 5, 2004, and October 25, 2004.

•	Our Annual Report on Form 11-K filed on September 27, 2004; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act with the Commission on July 7, 1999.

You may request a copy of these filings, at no cost, by contacting us at IMPCO Technologies, Inc., 16804 Gridley Place, Cerritos, California 90703, telephone (562) 860-6666, Attention: Corporate Secretary. We will not, however, send exhibits to these documents, unless the exhibits are specifically incorporated by reference in the documents so requested.

Any statement contained in a document that is incorporated by reference in this prospectus or in any subsequent prospectus supplements will be modified or superseded for purposes of this prospectus or any subsequent prospectus supplements to the extent that a statement contained in this prospectus or incorporated by reference in this prospectus or in any prospectus supplements or in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus or in any subsequent prospectus supplements modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any subsequent prospectus supplements. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. The securities offered by this prospectus may only be offered in states where the offer is permitted, and we are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act for the common stock sold in this offering. This prospectus constitutes part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules because some parts have been omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the shares being sold in this offering. Copies of the registration statement and its exhibits are on file at the offices of the SEC and on its worldwide website.

You may read and copy the registration statement, including the attached exhibits and any report, statements or other information that we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities. Our SEC filings will also be available to the public from commercial retrieval services and at the SEC’s worldwide website at www.sec.gov.

We provide copies of our annual and interim reports and exhibits filed with the SEC on our website, www.impco.ws. If you are a stockholder, you may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, California 90703

Attention: Investor Relations Department

(562) 860-6666

We also provide on our website recent press releases and information necessary to contact our Investor Relations office if additional information is desired. Information contained in our website is not incorporated into this prospectus.

For further information about us and the shares being sold in this offering, we refer you to the registration statement and the accompanying exhibits and schedules. Statements in this prospectus concerning any document filed as an exhibit are not necessarily complete and we refer you to a copy of such document filed as an exhibit to the registration statement.

INDEMNIFICATION

Our articles of incorporation allow us to indemnify our officers and directors to the maximum extent allowable under Delaware law. This includes indemnification for liabilities that may arise under the Securities Act. Insofar as we are permitted to indemnify our officers and directors, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

PART II.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The table below lists various expenses, other than underwriting discounts and commissions, we expect to incur in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission registration fee, the NASD Filing Fee and the NASDAQ National Market Listing Fee. All of the expenses will be paid by us.

Type	Amount
Securities and Exchange Commission Registration Fee	$7,602
NASD Filing Fee	35,000
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Printing and engraving expenses	15,000
Transfer agent and registrar fees	1,000
Miscellaneous expenses	25,000

TOTAL	$158,002

ITEM 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) contains detailed provisions on indemnification of directors and officers against expenses, judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with legal proceedings. Section 102(a)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as our company, eliminating or limiting, with certain exceptions, the personal liability of a director of the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our Certificate of Incorporation eliminates the liability of each of our directors to our stockholders or us for monetary damages for breach of fiduciary duty to the full extent provided by the DGCL, as such law exists or may hereafter be amended.

Indemnification applies to any threatened, pending, or completed action, suit, or proceeding, whether, civil, criminal, administrative, or investigative. Indemnification may include all expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes, and amounts paid in settlement) reasonably incurred by the indemnified person.

ITEM 16. Exhibits.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.*

4.1	Stockholders’ Protection Rights Agreement, dated as of June 30, 1999, between IMPCO Technologies, Inc. and Chase Mellon Stockholder Services, L.L.C., as Rights Agent.(a)

5.1	Opinion of Davis Wright Tremaine LLP.*

23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm, with respect to IMPCO Technologies, Inc.

23.2	Consent of Ernst & Young, LLP, independent registered public accounting firm, with respect to the IMPCO Investment and Tax Savings Plan.

23.3	Consent of Reconta Ernst & Young S.P.A., independent registered public accounting firm, with respect to B.R.C. S.r.l.

23.4	Consent of Davis Wright Tremaine LLP.*

24.1	Power of Attorney (pursuant to which amendments to this Registration Statement may be filed).(b)

*	To be filed by amendment or incorporated by reference in this Registration Statement.
(a)	Incorporated by reference to the Registrant’s Form 8-K dated June 30, 1999.
(b)	Included on Page 19 of this Registration Statement.

ITEM 17. Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

(7) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cerritos, State of California, on October 27, 2004.

IMPCO Technologies, Inc.

By:	/s/ ROBERT M. STEMMLER
Robert M. Stemmler
President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Robert M. Stemmler and Nickolai A. Gerde, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3 in connection with the offering of common stock by IMPCO Technologies, Inc. and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ ROBERT M. STEMMLER Robert M. Stemmler	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 27, 2004

/S/ NICKOLAI A. GERDE Nickolai A. Gerde	Chief Financial Officer (Principal Financial Officer)	October 27, 2004

/S/ RICHARD T. FOGARTY Richard T. Fogarty	Corporate Controller	October 27, 2004

/S/ NORMAN L. BRYAN Norman L. Bryan	Director	October 27, 2004

/S/ JOHN R. JACOBS John R. Jacobs	Director	October 27, 2004

/S/ J. DAVID POWER III J. David Power III	Director	October 27, 2004

/S/ DON J. SIMPLOT Don J. Simplot	Director	October 27, 2004

/S/ MARIANO COSTAMAGNA Mariano Costamagna	Director	October 27, 2004

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement.*

4.1	Stockholders’ Protection Rights Agreement, dated as of June 30, 1999, between IMPCO Technologies, Inc. and Chase Mellon Stockholder Services, L.L.C., as Rights Agent.(a)

5.1	Opinion of Davis Wright Tremaine LLP.*

23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm, with respect to IMPCO Technologies, Inc.

23.2	Consent of Ernst & Young, LLP, independent registered public accounting firm, with respect to the IMPCO Investment and Tax Savings Plan.

23.3	Consent of Reconta Ernst & Young S.P.A., independent registered public accounting firm, with respect to B.R.C. S.r.l.

23.4	Consent of Davis Wright Tremaine LLP.*

24.1	Power of Attorney (pursuant to which amendments to this Registration Statement may be filed).(b)

*	To be filed by amendment or incorporated by reference in this Registration Statement.
(a)	Incorporated by reference to the Registrant’s Form 8-K dated June 30, 1999.
(b)	Included on Page 19 of this Registration Statement.